EXHIBIT 99.1

Air Methods Reports 2Q2010 Results and 3Q2010 Update

Second Quarter Fully-Diluted EPS of $1.02 Reflects 47% Growth in Net Income

DENVER, Aug. 5, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, reported financial results for the second quarter ended June 30, 2010 and provided an update on July 2010 community-based patient transports. For the quarter, revenue increased 8% from $129.0 million to $139.2 million in the current-year quarter. For the six-month period, revenue increased 1% to $257.7 million, compared with $254.4 million in the prior-year six-month period.

For the quarter, net income increased 47% to $12.8 million, or $1.02 per diluted share, as compared with prior-year second quarter net income of $8.7 million, or $0.70 per diluted share. Net income for the six-month period decreased 6% to $12.9 million, or $1.03 per diluted share, compared to $13.6 million, or $1.11 per diluted share, for the prior-year six-month period. The increase in quarterly net income was primarily attributed to an increase in net revenue per community-based patient transport and lower maintenance expense per flight hour. The current-year quarter includes a pre-tax gain on disposition of assets of $0.1 million, compared with a pre-tax gain of $0.6 million in the prior-year quarter.

For the second quarter, community-based revenue increased 19% to $86.6 million compared to $72.7 million in the prior year, while segment net income increased 77% to $20.4 million from $11.5 million. Total community-based patient transports increased to 10,507, as compared with 10,414 in the prior-year quarter. Community-based patient transports for bases open greater than one year (Same-Base Transports) decreased 2%, or 246 patient transports, as compared with the prior-year quarter. Weather cancellations for these same base locations decreased by 385 compared with the prior-year quarter. Net revenue per community-based transport was $8,181 for the current-year quarter, compared with $6,969 in the prior-year quarter, a 17% increase. This increase was attributed to recent price increases, as well as weakness in collections experienced in the prior-year quarter which reduced the net revenue per transport by 5% compared with the 2009 average.   Hospital-based revenue decreased by 3% to $49.1 million compared to $50.5 million in the prior-year period, while segment net income decreased 5% to $5.1 million from $5.4 million. External revenue within the Products Division decreased $2.4 million, or 40%, compared with the prior-year quarter.   Consolidated maintenance expense decreased by 3% per flight hour, contributing to an overall decline in expense of $0.7 million, as compared with the prior-year quarter.

The Company also provided an update on July 2010 flight volume. Total community-based transports were 3,642 during July 2010 compared with 3,867 in July 2009, a 6% decrease. Daily average community-based transports in July 2010 represent a 2% decrease over the daily average in June 2010.   Same-Base Transports during the month of July decreased by 398 transports, or 10%, as compared with July 2009, while weather cancellations decreased by 27 as compared with the prior-year month. Prior-year July community-based patient transports were 7% higher than the next highest month in 2009, creating a strong prior-year comparative for the month.

Aaron Todd, CEO, stated, "We are obviously pleased to see a return to strong earnings growth following the severe winter which impacted the previous two quarters. The reduction in maintenance expenditures promotes confidence that the hourly rate experienced during the first quarter of this year was unusually high. We were pleased to see the payer mix for community-based patient transports stabilize during the current quarter from percentages experienced during the first quarter of 2010. Even with the increase in net revenue per community-based transports, our days' sales outstanding decreased to 83 days as of June 30, 2010, compared with 109 days as of June 30, 2009. While our Products Division experienced a sharp decline in external revenue, the division enjoys a $21 million backlog as of June 30th which is expected to improve financial results over the coming quarters."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 91624898, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$ 38,830	38,073
Trade receivables, net	116,744	113,563
Other current assets	43,981	55,460

Total current assets	199,555	207,096

Net property and equipment	202,194	181,742
Other assets, net	35,005	35,294

Total assets	$ 436,754	424,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ --	4,510
Current portion of indebtedness	15,654	15,850
Accounts payable, accrued expenses and other	58,666	53,370

Total current liabilities	74,320	73,730

Long-term indebtedness	89,071	90,980
Other non-current liabilities	63,095	62,880

Total liabilities	226,486	227,590

Total stockholders' equity	210,268	196,542

Total liabilities and stockholders' equity	$ 436,754	424,132

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009

Revenue:
Flight operations	$ 134,326	122,180	247,605	239,194
Product operations	3,558	5,920	7,463	13,569
Other	1,290	913	2,616	1,641
Total revenue	139,174	129,013	257,684	254,404

Expenses:
Operating expenses	93,472	94,700	188,892	188,907
Gain on disposition of assets, net	(81)	(604)	(110)	(533)
General and administrative	17,021	15,167	32,956	32,410
Depreciation and amortization	6,138	4,629	11,733	9,218
	116,550	113,892	233,471	230,002

Operating income	22,624	15,121	24,213	24,402

Interest expense	(1,626)	(1,123)	(3,087)	(2,358)
Other, net	50	28	88	122

Income before income taxes	21,048	14,026	21,214	22,166

Income tax expense	(8,288)	(5,374)	(8,351)	(8,526)

Net income	$ 12,760	8,652	12,863	13,640

Income per common share:
Basic	$ 1.02	0.71	1.03	1.12
Diluted	$ 1.02	0.70	1.03	1.11

Weighted average common shares outstanding - basic	12,465,266	12,226,948	12,462,444	12,158,010
Weighted average common shares outstanding - diluted	12,548,482	12,403,400	12,541,528	12,342,126
CONTACT:  Air Methods Corporation
          Aaron D. Todd, Chief Executive Officer
          (303) 792-7413